UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  11/02/2005

VIROPHARMA INCORPORATED
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-021699

DELAWARE	23-2789550
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

397 Eagleview Boulevard, Exton, PA 19341
(Address of Principal Executive Offices, Including Zip Code)

610-458-7300
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

On November 2, 2005, ViroPharma Incorporated ("ViroPharma") and Eli Lilly and Company ("Lilly") amended the terms of the manufacturing agreement related to the manufacture of Vancocin capsules. The original agreement, which was entered on November 9, 2004, provided that Lilly would continue to supply Vancocin capsules to ViroPharma until the earlier of the qualification of the third party supply chain or the expiration of the term of the manufacturing agreement. The amendment increases the amount of Vancocin that Lilly will supply to ViroPharma during 2005 and early 2006, and ensures that Lilly will continue to supply ViroPharma with Vancocin until at least September 30, 2006. That date will be extended to a later date if the third party supply chain is not qualified by September 30, 2006. The process of qualifying the third party supply chain is currently ongoing and ViroPharma anticipates that the alternative sources of supply will be qualified during the first half of 2006. If Lilly supplies to ViroPharma the full amount of increased product volume, ViroPharma will pay Lilly up to $4.5 million in addition to the original contract price through early 2006. A copy of the press release announcing the amendment is set forth as Exhibit 99.1 attached hereto.

Item 9.01.    Financial Statements and Exhibits

Exhibit 99.1 Press release dated November 2, 2005 announcing Amendment of Lilly Manufacturing Agreement.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

VIROPHARMA INCORPORATED

Date: November 03, 2005.	By:	/s/ Thomas F. Doyle
Thomas F. Doyle
Vice President, General Counsel

Exhibit Index

Exhibit No.	Description
EX-99.1	Press release dated November 2, 2005 announcing Amendment of Lilly Manufacturing Agreement.